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Euronet Worldwide, Inc.

Stephanie Taylor

+1-913-327-4200

Euronet Worldwide Reports First Quarter 2026 Financial Results With Strong Adjusted Earnings per Share Growth

Highlights reflecting key achievements supporting the Company’s strategy and digital goals:

•         Grew Money Transfer digital revenue and transactions by 42% and 35% year-over-year, respectively, reflecting strong consumer demand

•         Launched stablecoin payouts during the quarter enabling additional digital payment choices

•         Added 2,300 new merchants during the quarter to Euronet Merchant Services reflecting strong perceived merchant value

•         Migrated Bilt’s 628,000 card portfolio to CoreCard’s processing platform in partnership with Cardless demonstrating CoreCard’s value and flexibility for issuers

•         Signed three EFT payments infrastructure agreements supporting bank and fintech confidence in the REN platform

•         Repurchased $100 million of common stock during the quarter providing strong return of capital to shareholders

LEAWOOD, KANSAS, USA April 28, 2026 - Euronet (“Euronet” or the “Company”) (Nasdaq: EEFT), a global leader in payments processing and cross-border transactions, announced today first quarter 2026 financial results.

Euronet reports the following consolidated results for the first quarter 2026 compared with the same period of 2025:

•	Revenues of $1,011.8 million, an 11% increase from $915.5 million (4% increase on a constant currency[1] basis).

•	Operating income of $72.0 million, a 4% decrease from $75.2 million (10% decrease on a constant currency basis).

•	Adjusted EBITDA[2] of $126.7 million, a 7% increase from $118.7 million (1% increase on a constant currency basis).

•	Net income attributable to Euronet of $37.5 million, or $0.83 diluted earnings per share, compared with $38.4 million, or $0.85 diluted earnings per share.

•

Adjusted earnings per share[3] of $1.58 increased 40% from $1.13 in the prior year. Excluding a one-time tax charge of $0.20 per share in the prior-year, adjusted earnings per share increased 19% from $1.33.

See the reconciliation of non-GAAP items in the attached financial schedules.

“We believe Euronet’s first quarter 2026 results reflect meaningful progress across our growth initiatives as we continue to navigate a challenging geopolitical and economic backdrop,” said Michael J. Brown, Euronet’s Chairman and Chief Executive Officer. “We are off to a strong start toward achieving our full‑year earnings growth targets, with adjusted EPS on a strong trajectory. Notably, Ria Digital delivered standout performance, with revenue growth accelerating to 42%, driven by 35% transaction growth in the first quarter. We also saw continued strength in our merchant acquiring business, and Dandelion posted its best growth quarter to date. Looking ahead, we remain focused on sustaining this momentum and delivering solid results throughout 2026.”

Segment and Other Results

The EFT Processing Segment reports the following results for first quarter 2026 compared with the same period or date in 2025:

•	Revenues of $295.4 million, a 27% increase from $232.5 million (19% increase on a constant currency basis).
•	Operating income of $23.4 million, no change from $23.3 million (1% increase on a constant currency basis).
•	Adjusted EBITDA of $55.2 million, a 16% increase from $47.6 million (12% increase on a constant currency basis).
•	Total of 56,347 installed ATMs as of March 31, 2026, a 2% increase from 55,512. Total of 52,579 active ATMs as of March 31, 2026, an 1% increase from 51,875 as of March 31, 2025.

The EFT Segment delivered strong constant currency revenue growth of 19% in the first quarter of 2026, driven by continued growth in acquiring, REN infrastructure sales and contributions from the CoreCard acquisition completed in the fourth quarter of 2025. Adjusted EBITDA increased 12%, reflecting the incremental earnings contribution from the revenue drivers, supported by a consistent to improving operating expense profile. Operating income remained relatively flat, largely due to an approximately $5 million increase in a non-cash purchase price amortization related to the CoreCard acquisition; absent this increase, operating income for the segment would have grown 21%.

Network expansion was modest, with installed ATMs increasing 2% to 56,347 and active ATMs up 1% to 52,579 after deinstalling approximately 1,400 non-performing ATMs.

The epay Segment reports the following results for the first quarter 2026 compared with the same period or date in 2025:

•	Revenues of $293.5 million, a 10% increase from $267.4 million (2% increase on a constant currency basis).

•	Operating income of $32.4 million, a 21% increase from $26.8 million (13% increase on a constant currency basis).

•	Adjusted EBITDA of $33.9 million, a 19% increase from $28.4 million (12% increase on a constant currency basis).

•	Transactions of 1,081 million, a 5% decrease from 1,134 million.

•	POS terminals of approximately 731,000 as of March 31, 2026, essentially unchanged from 728,000*.

•	Retailer locations of approximately 352,000 as of March 31, 2026, essentially unchanged from 351,000*.

* Amounts were restated from previously reported amounts to be comparable to the current presentation

The epay segment delivered constant currency revenue growth of 2%. Operating income rose 13% and adjusted EBITDA increased 12%. Operating income and adjusted EBITDA benefited from the absence of a $4.5 million one-time operating tax impact recognized in the first quarter 2025.

The Money Transfer Segment reports the following results for the first quarter 2026 compared with the same period or date in 2025:

•	Revenues of $425.2 million, a 2% increase from $417.7 million (4% decrease on a constant currency basis).

•	Operating income of $41.9 million, a 7% decrease from $45.1 million (14% decrease on a constant currency basis).

•	Adjusted EBITDA of $48.3 million, a 6% decrease from $51.3 million (12% decrease on a constant currency basis).

•	Total transactions of 43.9 million, a 2% decrease from 44.6 million.
•	Total digital transactions of 7.1 million, a 35% increase from 5.3 million.

•	Network locations of approximately 651,000 as of March 31, 2026, a 4% increase from approximately 624,000.

The Money Transfer segment constant currency revenue declined 4%. Operating income and adjusted EBITDA declined 14% and 12% respectively. The decline in constant currency revenue was largely driven by the impact of immigration reform affecting transfers from the United States to Mexico, as well as reduced volume in the Middle East. Offsetting the decline in transfers to Mexico and the Middle East was growth in all other markets together with accelerated growth in consumer-to-consumer digital transactions and the Money Transfer’s Dandelion product. Operating income benefited from expanded gross margins which were utilized to increase digital marketing expenditure, resulting in reduced operating income year-over-year.

Total transactions decreased 2% to 43.9 million, while digital transactions grew 35% and network locations expanded 4%.

Corporate and Other reports $25.7 million of expense for the first quarter 2026 compared with $20.0 million for the first quarter 2025. The increase in corporate expenses was primarily driven by a $3.5 million increase in long-term share-based compensation, which equally impacted consolidated operating income.

Balance Sheet and Financial Position

Total cash, including ATM cash, unrestricted cash and cash equivalents and restricted cash, was $2,134.4 million as of March 31, 2026, compared to $1,713.8 million at December 31, 2025. Total indebtedness was $2,556.2 million, up from $2,021.8 million at year-end. Availability under the Company’s revolving credit facilities was approximately $1.2 billion. Net debt increased by $113.8 million during the quarter, primarily driven by $100 million of share repurchases and changes in working capital balances, partially offset by cash generated from operations.

Outlook

The Company reiterates its 2026 adjusted EPS growth of 10% to 15% year-over-year, consistent with its 10- and 20-year compounded annualized growth rates. This outlook does not include any changes that may develop in foreign exchange rates, interest rates or other unforeseen factors.

Non-GAAP Measures

In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA, and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, operating income, net income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding (1), to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash income tax expense, e) non-cash investment loss/gain, and (f) dilutive shares related to the Company's convertible notes. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on April 29, 2026, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments on the Company's operations, forward-looking information, and other material information about business and financial matters.  To listen to the call via telephone please register at Euronet Worldwide First Quarter 2026 Earnings Call. The conference call and accompanying slide show presentation will be accessible via webcast by following the link posted on http://ir.euronetworldwide.com.  Participants should register at least five minutes prior to the scheduled start time of the event.  A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronet worldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.

Euronet (Nasdaq: EEFT) is a global leader in payment processing and cross‑border transactions, operating for more than 30 years and now serving clients in 200+ countries and territories. We support financial institutions, merchants and global brands with technology-driven solutions, while enabling businesses and consumers to send, receive and spend money seamlessly worldwide. By operating one of the world’s largest independent electronic payment networks spanning merchant acquiring, transaction processing and point‑of‑sale infrastructure, Euronet enables real‑time, digital and cross‑border movement of money at global scale. In 2025, Euronet processed more than 20 billion transactions across its network. Headquartered in Leawood, Kansas USA, Euronet operates from 74 offices worldwide. For more information, visit www.euronet.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from pandemics or other disease outbreaks; inflation; military conflicts in the Ukraine and the Middle East, and the related economic sanctions; our ability to successfully integrate any acquired operations; economic conditions in specific countries and regions; technological developments, including artificial intelligence affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and privacy; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions and digital assets; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2026	December 31,
	(unaudited)	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,229.5	$1,040.3
ATM cash	871.2	650.3
Restricted cash	33.7	23.2
Settlement assets	1,381.4	1,910.4
Trade accounts receivable, net	310.7	334.5
Prepaid expenses and other current assets	337.0	311.5
Total current assets	4,163.5	4,270.2

Property and equipment, net	366.9	375.3
Right of use lease asset, net	146.4	153.9
Goodwill and acquired intangible assets, net	1,281.0	1,303.5
Other assets, net	374.2	385.8
Total assets	$6,332.0	$6,488.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,381.4	$1,910.4
Accounts payable and other current liabilities	852.4	905.2
Current portion of operating lease obligations	55.3	54.9
Short-term debt obligations	971.1	984.2
Total current liabilities	3,260.2	3,854.7

Debt obligations, net of current portion	1,584.7	1,037.0
Operating lease obligations, net of current portion	93.6	100.6
Capital lease obligations, net of current portion	0.4	0.6
Deferred income taxes	76.5	78.3
Other long-term liabilities	89.7	95.0
Total liabilities	5,105.1	5,166.2
Total equity	1,226.9	1,322.5
Total liabilities and equity	$6,332.0	$6,488.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenues	$1,011.8	$915.5

Operating expenses:
Direct operating costs, exclusive of depreciation	617.4	561.0
Salaries and benefits	189.9	164.1
Selling, general and administrative	92.6	83.0
Depreciation and amortization	39.9	32.2
Total operating expenses	939.8	840.3
Operating income	72.0	75.2

Other income (expense):
Interest income	4.1	5.3
Interest expense	(14.1)	(19.4)
Foreign currency exchange gain (loss), net	8.4	(18.1)
Other (expense) income	(4.1)	2.5
Total other expense, net	(5.7)	(29.7)
Income before income taxes	66.3	45.5

Income tax expense	(29.0)	(7.1)

Net income	37.3	38.4
Net loss attributable to noncontrolling interests	0.2	—
Net income attributable to Euronet Worldwide, Inc.	$37.5	$38.4
Add: Interest expense from assumed conversion of convertible notes, net of tax	1.5	1.0
Net income for diluted earnings per share calculation	$39.0	$39.4
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.83	$0.85

Diluted weighted average shares outstanding	46,990,091	46,239,523

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

.

	Three months ended March 31, 2026
	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated
Net income					$37.3

Add: Income tax expense					29.0
Add: Total other expense, net					5.7

Operating income (expense)	$23.4	$32.4	$41.9	$(25.7)	$72.0
Add: Depreciation and amortization	31.8	1.5	6.4	0.2	39.9
Add: Share-based compensation	—	—	—	14.8	14.8
Earnings before interest, taxes, depreciation, amortization, share-based compensation (Adjusted EBITDA) (1)	$55.2	$33.9	$48.3	$(10.7)	$126.7

.

	Three months ended March 31, 2025
	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated
Net income					$38.4

Add: Income tax expense					7.1
Add: Total other expense, net					29.7

Operating income (expense)	$23.3	$26.8	$45.1	$(20.0)	$75.2
Add: Depreciation and amortization	24.3	1.6	6.1	0.2	32.2
Add: Share-based compensation	—	—	0.1	11.2	11.3
Earnings before interest, taxes, depreciation, amortization, share-based compensation (Adjusted EBITDA) (1)	$47.6	$28.4	$51.3	$(8.6)	$118.7

.

(1)  Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Net income attributable to Euronet Worldwide, Inc.	$37.5	$38.4

Foreign currency exchange (gain) loss	(8.4)	18.1
Intangible asset amortization (1)	9.5	4.5
Share-based compensation (2)	14.8	11.3
Income tax effect of above adjustments (3)	3.1	—
Non-cash investment loss (gain) (4)	4.1	(3.0)
Non-cash GAAP tax expense (benefit) (5)	2.0	(19.3)

Adjusted earnings (6)	$62.6	$50.0

Adjusted earnings per share - diluted (6)	$1.58	$1.13

Diluted weighted average shares outstanding (GAAP)	46,990,091	46,239,523
Effect of adjusted EPS dilution of convertible notes	(8,047,923)	(2,347,536)
Effect of unrecognized share-based compensation on diluted shares outstanding	590,657	371,757
Adjusted diluted weighted average shares outstanding	39,532,825	44,263,744

(1) Intangible asset amortization of $9.5 million and $4.5 million are included in depreciation and amortization expense of $39.9 million and $32.2 million for the three months ended March 31, 2026 and March 31, 2025, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $14.8 million and $11.3 million are included in salaries and benefits expense of $189.9 million and $164.1 million for the three months ended March 31, 2026 and March 31, 2025, respectively, in the consolidated statements of operations.

(3) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(4) Non-cash investment loss of $4.1 million is included in other income in the consolidated statement of operations for the three months ended March 31, 2026. Non-cash investment gain of $3.0 million is included in other income in the consolidated statement of operations for the three months ended March 31, 2025.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.